STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT, dated as of January 7, 2002 (this "Agreement"), among DYCOM INDUSTRIES, INC., a Florida corporation ("Parent"), TROY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), ARGUSS COMMUNICATION, INC., a Delaware corporation (the "Company"), and each of the stockholders whose name appears on the signature pages of this Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

         WHEREAS, as of the date hereof, each Stockholder owns beneficially, and has the sole power to vote or direct the vote of, the number of shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

         WHEREAS, simultaneously herewith, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a copy of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders agree, and, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Tender of Shares. Promptly following the commencement of the Offer, each Stockholder hereby agrees that such Stockholder (a) shall tender, or cause to be tendered, into the Offer, as promptly as practicable, all of his, her or its Shares pursuant to the terms of the Offer and (b) shall not withdraw, or cause to be withdrawn, such Shares from the Offer. The preceding sentence notwithstanding, in the event that the Company terminates the Merger Agreement pursuant to Section 10.01(c)(ii) thereof, then, as of the effective time of such termination, the obligations of each Stockholder under this Section 1 shall become null and void and have no further force or effect.

         2. Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the earlier of (a) the Effective Time or (b) the termination of this Agreement, each Stockholder shall vote, or cause to be voted, all of his, her or its Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or


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                                       2



postponed), however called, and in any action by written consent of the stockholders of the Company (i) in favor of the approval and adoption of the Merger Agreement, (ii) against any Competing Transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter that could be reasonably expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

         3. Grant of Proxy. Each Stockholder, by this Agreement, with respect to his, her or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, all of his, her or its Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of the Company, during the period commencing on the date hereof and terminating at the earlier of (a) the Effective Time and (b) the termination of this Agreement, (i) in favor of the approval and adoption of the Merger Agreement, (ii) against any Competing Transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter that could be reasonably expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL SURVIVE ANY TRANSFER OF SHARES UNTIL THE TERMINATION OF THIS AGREEMENT.

         4. Representations and Warranties of Stockholders. Each Stockholder hereby severally (and only as to itself) represents and warrants to Parent and Purchaser as follows:

         (a) Organization; Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such person's obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Parent, Purchaser and the Company and each other Stockholder) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles.

         (b) No Conflict; Required Filings and Consents. (i) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (1) conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (2) result in any material


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                                       3


breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder (including, without limitation, the Shares) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is party or by which such Stockholder is bound.

          (ii) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

         (c) Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Stockholder or any of such Stockholder's affiliates, threatened against such Stockholder or any of such Stockholder's affiliates or any of their respective properties that, individually or in the aggregate, would reasonably be expected to prevent or materially delay such Stockholder's ability to perform its obligations under this Agreement. There is no judgment, decree or order against such Stockholder or, to the knowledge of such Stockholder, any of such Stockholder's affiliates, that would reasonably be expected to prevent, enjoin, alter or materially delay the performance by such Stockholder of its obligations under this Agreement, or that would reasonably be expected to have a material adverse effect on such Stockholder's ability to perform its obligations under this Agreement.

         (d) Ownership of Shares. The Shares are owned beneficially by the Stockholder. Such Shares constitute all of the shares of Company Common Stock of which such Stockholder is beneficial owner. All of such Shares are issued and outstanding. The Stockholder has sole voting power and sole power of disposition with respect to all of such Shares with no restrictions, subject to applicable federal securities laws, on the Stockholder's rights of disposition pertaining thereto.

         5. Transfer of Shares. Each Stockholder agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his, her or its obligations hereunder or (e) otherwise agree to do any of the foregoing. The preceding sentence notwithstanding, in the event that the Company terminates the Merger Agreement pursuant to Section 10.01(c)(ii) thereof, then, as of the effective time of such termination, the obligations of each Stockholder under this Section 5 shall become null and void and have no further force or effect.

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                                       4


         6. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of its subsidiaries, to take any such action; provided, however, that nothing in this Section 6 shall prevent the Stockholder, in his, her or its capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 8.04(b) of the Merger Agreement or otherwise required in the exercise of such Stockholder's fiduciary duties in his or her capacity as a director or executive officer of the Company. Each Stockholder shall, and shall direct or cause his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Competing Transaction. Each Stockholder shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made.

         7. Information for Offer Documents and Proxy Statement/Prospectus; Disclosure. Each Stockholder covenants and agrees that none of the information relating to such Stockholder and his, her or its affiliates provided in writing by or on behalf of such Stockholder or his, her or its affiliates for inclusion in the Schedule 14D-9, the Offer Documents, the Proxy Statement/Prospectus or Merger Registration Statement will, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Schedule 14D-9 or the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first filed with the SEC or mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents, the Proxy Statement/Prospectus and the Merger Registration Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

         8. Obligations of the Company. The Company hereby agrees to use its reasonable best efforts to aid and cooperate with the other parties hereto in effecting the terms of this Agreement.

         9. Termination. Other than as expressly provided herein, the obligations of the Stockholders under this Agreement shall terminate upon the earlier of (i) the Effective Time or


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                                       5


(ii) 12 months following termination of the Merger Agreement. Nothing in this
Section 9 shall relieve any party of liability for any breach of this Agreement.

         10. Registration Statement. As promptly as reasonably practicable after the Effective Time, Parent shall file with the SEC, and use its reasonable best efforts to have declared effective, a "shelf" registration statement that registers the resale by all of the Stockholders, on a continuous basis for a six month period, of all of the shares of Parent Common Stock received by the Stockholders (and any other Stockholder of the Company agreed to by Parent) pursuant to the Offer and the Merger, including any securities issued as a dividend or distribution thereon or in exchange or replacement therefor. As promptly as reasonably practicable after the execution of this Agreement, Parent and each Stockholder shall enter into a registration rights agreement providing for the foregoing and containing other customary terms, provisions, exceptions and limitations.

         11. Miscellaneous. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

         (b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement. A copy of any such notice, request, claim, demand and other communication given to Parent or Purchaser shall also be given to Shearman & Sterling, 599 Lexington Avenue, New York, New York, 10022-6069 (Facsimile
Number: 212-848-7179), Attention: Spencer D. Klein, Esq. and a copy of any such notice, request, claim, demand and other communication given to the Company or any Stockholder shall also be given to Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C., 20036-5306 (Facsimile Number:
202-467-0539), Attention: Howard B. Adler, Esq.

         (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

         (d) This Agreement, the Confidentiality Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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                                       6

         (e) This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         (f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         (g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         (h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

         (i) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         (j) From time to time, at the request of Parent or Purchaser, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         (k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b)

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                                       7

acknowledges that it and the others hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(k).


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                DYCOM INDUSTRIES, INC.


                                By:   /s/ Steven E. Nielsen
                                   --------------------------------------------
                                   Name:  Steven E. Nielsen
                                   Title: President and Chief Executive Officer
                                   Address:

                                TROY ACQUISITION CORP.


                                By:   /s/ Steven E. Nielsen
                                   --------------------------------------------
                                   Name:  Steven E. Nielsen
                                   Title: President and Chief Executive Officer
                                   Address:

                                ARGUSS COMMUNICATIONS, INC.



                                By:   /s/ Rainer H. Bosselmann
                                   --------------------------------------------
                                   Name:  Rainer H. Bosselmann
                                   Title: President and Chief Executive Officer
                                   Address:



                                STOCKHOLDERS:
                                ------------


                                By:      /s/ Rainer H. Bosselmann
                                   --------------------------------------------
                                   Name:     Rainer H. Bosselmann
                                   Address:



                                By:       /s/ DeSoto S. Jordan, Jr.
                                   --------------------------------------------
                                   Name:      DeSoto S. Jordan, Jr.
                                   Address:



                                By:      /s/ Daniel A. Levinson
                                   --------------------------------------------
                                   Name:     Daniel A. Levinson
                                   Address:

                                By:      /s/ Richard S. Perkins, Jr.
                                   --------------------------------------------
                                   Name:     Richard S. Perkins, Jr.
                                   Address:



                                By:      /s/ James W. Quinn
                                   --------------------------------------------
                                   Name:     James W. Quinn
                                   Address:



                                By:      /s/ Peter L. Winslow
                                   --------------------------------------------
                                   Name:     Peter L. Winslow
                                   Address:



                                By:    /s/ H. Haywood Miller, III
                                   --------------------------------------------
                                   Name:   H. Haywood Miller, III
                                   Address:





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                                                                      EXHIBIT A
                                                                      ---------

                              LIST OF STOCKHOLDERS


                                                    Number of Shares of Company
                                                         Common Stock Owned
                   Name of Stockholder                      Beneficially
                   -------------------                      ------------

              Rainer H. Bosselmann                                 744,970
              DeSoto S. Jordan, Jr.                                    -
              Daniel A. Levinson                                   120,000
              Richard S. Perkins, Jr.                               12,000
              James W. Quinn                                         1,000
              Peter L. Winslow                                      39,465
              H. Haywood Miller, III                                53,404
                                                                    ------

                                          TOTAL                    972,839